EXHIBIT 10.14

AMENDMENT No. 1 to
EMPLOYMENT AGREEMENT

THIS AMENDMENT No. 1 to EMPLOYMENT AGREEMENT (this “Amendment No. 1”) is made as of March 19, 2007, by and between Century Aluminum Company, a Delaware corporation (the “Company”), and Robert R. Nielsen, (the “Executive”).

RECITALS

A.  The Company and the Executive are parties to an Employment Agreement, made as of May 1, 2006, pursuant to which the parties agreed that the Company would employ Executive as Executive Vice President, General Counsel and Secretary (the “Employment Agreement”).

B.  Pursuant to the terms of the Employment Agreement, Executive’s employment would terminate no later than December 31, 2008, unless extended by the mutual agreement of the parties.

C.  The Company desires to provide that the term of the Employment Agreement shall extend annually by one year unless either party provides notice of termination to the other.

D.  Executive is willing to continue his employment on the terms and conditions set forth in this Amendment No. 1.

THE PARTIES AGREE AS FOLLOWS:

1.           Section 1.1. of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

“1.1  Position and Term of Employment.

A.
Position.  Executive shall be employed as the Executive Vice President, General Counsel and Secretary of the Company and shall devote his full business time, skill, attention and best efforts in carrying out his duties and promoting the best interests of the Company.  Executive shall also serve as a director and/or officer of one or more of the Company's subsidiaries as may be requested from time to time by the Board of Directors.  Subject always to the instructions and control of the Board of Directors of the Company, Executive shall report to the Chief Executive Officer of the Company and shall be responsible for all legal matters and the day to day administrative affairs of the Company.

Executive shall not at any time while employed by the Company or any of its affiliates (as defined in the Severance Protection Agreement between the Company and Executive dated as of May 1, 2006, (as amended and restated, from time to time, the “SPA”), incorporated in this Agreement by this reference), without the prior consent of the Board of Directors, knowingly acquire any financial interests, directly or indirectly, in or perform any services for or on behalf of any business, person or enterprise which undertakes any business in substantial competition with the business of the Company and its affiliates or sells to or buys from or otherwise transacts business with the Company and its affiliates; provided that Executive may acquire and own a de minimus amount of the outstanding capital stock of any public corporation which sells or buys from or otherwise transacts business with the Company and its affiliates.

B.
Initial Term.  Executive's employment hereunder shall commence as of May 1, 2006, and shall end December 31, 2008 (the “Initial Term”); provided, however, that unless earlier terminated in accordance with the terms of this Agreement, and subject, however, to termination as provided in Section 1.3, commencing on January 1, 2008, and on each January 1 thereafter, the Initial Term of this Agreement shall automatically be extended for one year (each then extended year of this Agreement being an “Extended Term”).  The Initial Term as may be extended by each Extended Term is hereinafter referred to as the “term of this Agreement.”  For the second and each subsequent year during the term of this Agreement, Executive shall be employed at a salary not less than Executive’s salary in the immediately preceding year, and on other terms and conditions at least as favorable to Executive as those applicable to Executive during the immediately preceding year, or as may otherwise be agreed to by the Company and Executive in writing.

C.
Termination of Renewal.  Either party may give effective written notice to the other party of such notifying party’s intention not to renew this Agreement beyond the then-current term of this Agreement (“Notice of Non-Renewal”), provided that such notice is given by the notifying party not less than 30 months prior to the end of the then-current term of this Agreement (or such shorter term as may be agreed to by the Company and Executive in writing).  If a party delivers a Notice of Non-Renewal, the term of this Agreement will end as of the last day of the then-current term of this Agreement, or as may otherwise be agreed to by the Company and Executive in writing.”

2.           Incorporation of Amendment Agreement and SPA.  Except as explicitly set forth in this Amendment No. 1, the parties do not intend to modify the terms and conditions of the Employment Agreement, those terms and conditions shall remain in full force and effect, and they shall be incorporated into this Amendment No. 1 by this reference.

3.           Miscellaneous.

A.
This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

B.
Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

C.
This Agreement shall be interpreted and construed in accordance with the laws of the State of California.  Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed on the day and year specified at the beginning hereof.

CENTURY ALUMINUM COMPANY

By:    /s/ Logan Kruger
        _______________________
Logan Kruger
Title:                      Chief Executive Officer

EXECUTIVE

/s/ Robert. R. Nielsen
_______________________
Robert R. Nielsen